KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Suite 200
                                                   Washington, DC 20036
                                                   202.778.9000
                                                   www.kl.com






March 28, 2003

Brazos Mutual Funds
5949 Sherry Lane, Suite 1600
Dallas, TX  75225

Ladies and Gentlemen:


      We have acted as counsel to Brazos Mutual Funds, a Delaware statutory trust (the "Trust"), in connection with Post-Effective Amendment No. 14 to the Trust's Registration Statement on Form N-1A (File Nos. 333-14943; 811-7881) (the "Post-Effective Amendment"), registering an indefinite number of Class N, B, II and Y shares of beneficial interest of the Brazos Micro Cap Portfolio, Brazos Small Cap Portfolio, Brazos Real Estate Securities Portfolio and Brazos Multi Cap Portfolio, and an indefinite number of Class N and Y shares of beneficial interest of the Brazos Mid Cap Portfolio, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Agreement and Declaration of Trust, as amended, By-laws of the Trust, and the resolutions of the Board of Trustees that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

      2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

Brazos Mutual Funds
March 28, 2003
Page 2


       This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP

                                          Kirkpatrick & Lockhart LLP